Exhibit 10.3

April 15, 2020

Stephen C. Jumper

508 West Wall, Suite 800

Midland, Texas 79701

Mr. Jumper:

Reference is made to that certain Employment Agreement, as amended from time to time, between you (the “Executive” or “you”) and Dawson Geophysical Company, a Texas corporation (formerly known as TGC Industries, Inc.) (the “Company”), dated as of October 8, 2014 and with an Effective Date of February 11, 2015 (the “Employment Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement, as amended hereby.

This letter agreement (this “Letter Agreement”) sets forth the agreement between the Executive and the Company (collectively, the “Parties”) concerning the amendment, effective as of April 15, 2020, of certain provisions of the Employment Agreement as follows:

(1)	The Parties agree that, subject to the other provisions of the Employment Agreement, (i) the current Term of the Employment Agreement extends until the close of business on February 11, 2023 (the “Current Term”), and (ii) such Term shall not be renewed or extended beyond the Current Term, it being understood that, to the extent applicable, the Executive’s employment with the Company shall not automatically expire at the close of the Current Term.

(2)	The Parties agree that, for all times throughout the Adjustment Period (as such term is defined below), the Executive’s Base Salary shall be (i) reduced from an annualized rate of $600,000 (the “Original Salary Rate”) to an annualized rate of $466,250 (the “Modified Salary Rate”), and (ii) paid to the extent earned and payable in accordance with the Company’s usual payroll practices (and subject to annual review by the Company and adjustment in the Board’s sole discretion).

(3)	The Parties agree that, subject to the other provisions of the Employment Agreement, in the event the Executive shall, during the Adjustment Period, incur a termination of employment and become entitled to the severance payments described in clause (i) of Section 6(b)(ii) or Section 6(b)(iii) of the Employment Agreement (a “Qualifying Termination”) (i) the “then-current Base Salary” that is used for determining the severance benefit under such Sections shall be based on the Original Salary Rate, and (ii) the “applicable Term” that is used as the period during which such severance benefit is payable shall be based on the remainder of the Current Term or twelve (12) months, whichever is longer.

(4)	The Parties agree that, subject to the Executive’s continuous employment until the earlier of the close of the Current Term or a Qualifying Termination, a retention payment not to exceed $385,082 (which is intended to represent the aggregate reductions to the Executive’s Base Salary during the Adjustment Period due to the payment thereof at the Modified Salary Rate), less all applicable tax withholdings and deductions, shall be paid to the Executive in a lump sum within thirty (30) days following such close of the Current Term or Qualifying Termination, as the case may be, it being understood that such payment may be reduced in the good faith discretion of the Board to account for, as applicable, the Adjustment Period being truncated, the timing of a Qualifying Termination within the Adjustment Period or any similar matter.

(5)	For purposes of this Letter Agreement, the Parties agree that the “Adjustment Period” shall commence on March 30, 2020 and shall end at the close of the Current Term, it being understood that the Adjustment Period may be truncated in the Board’s sole discretion. In determining whether the Adjustment Period shall be truncated, the Board shall consider whether sufficient improvements have occurred within the Company’s industry, or with respect to the Company itself, to otherwise support the truncation thereof. Following the close of the Adjustment Period, the Executive’s Base Salary shall be (i) returned to the Original Salary Rate (or such higher rate as may be determined by the Board in its discretion at such time), and (ii) paid to the extent earned and payable in accordance with the Company’s usual payroll practices (and subject to annual review by the Company and adjustment in the Board’s sole discretion)

(6)	For purposes of paragraph (2) above, the Parties (i) acknowledge that the April 15, 2020 effective date of this Letter Agreement occurs after the March 30, 2020 commencement date of the Adjustment Period, and (ii) agree that (x) the reduction of the Executive’s Base Salary to the Modified Salary Rate is retroactive to March 30, 2020, and (y) to the extent necessary, further adjustments shall be made, as appropriate, to the remaining payments of the Executive’s Base Salary at the Modified Salary Rate during calendar year 2020 in the event the Executive’s Base Salary was paid at the Original Salary Rate during the period from and after March 30, 2020 and ending on April 15, 2020.

(7)	The Executive agrees that the terms of this Letter Agreement and its effects on the Executive’s compensation and benefits (including, but not limited to, any bonus or severance compensation and benefits) and/or the Company’s compliance with the Employment Agreement do not constitute Good Reason under the Employment Agreement and that the Executive waives any right to assert that the terms of this Letter Agreement constitute Good Reason for any purpose under the Employment Agreement.

This Letter Agreement embodies the entire agreement between the Parties with respect to the amendment of the Employment Agreement.  In the event of any conflict or inconsistency between the provisions of the Employment Agreement and this Letter Agreement, the provisions of this Letter Agreement shall prevail. Except as specifically modified and amended by this Letter Agreement, all of the terms, provisions, requirements and specifications contained in the Employment Agreement remain in full force and effect.  This Letter Agreement may be executed in counterparts (including those transmitted by facsimile), each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS LETTER AGREEMENT AND THE EMPLOYMENT AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THE EXECUTIVE’S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THE SAME, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS HEREIN (AND THE PROVISIONS OF THE EMPLOYMENT AGREEMENT AS AMENDED BY THIS LETTER AGREEMENT).

THIS LETTER AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.  VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS LETTER AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.  FOR THE AVOIDANCE OF DOUBT, THE PROVISIONS OF SECTION 11 OF THE EMPLOYMENT AGREEMENT SHALL APPLY TO THIS LETTER AGREEMENT IN ALL RESPECTS.

[Signature Page to Follow]

Please sign in the space provided below to evidence your agreement with the terms of this Letter Agreement and acknowledgment that your obligations hereunder are valid, binding, and enforceable obligations.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ James K. Brata
Name:	James K. Brata
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

AGREED TO AND ACKNOWLEDGED:

THE EXECUTIVE

/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer

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